                                                                   EXHIBIT 2.1



                             Value Independent Parts


                  (An Operating Division of Rainbo Oil Company)

                              Financial Statements

                           November 30, 1999 and 1998


       TABLE OF CONTENTS                                              PAGE(S)
-----------------------------------------------------------------------------
Independent Auditor's Report                                            1

Financial Statements

     Statements of Net Assets Acquired                                  2

     Statements Revenue and Direct Operating Expenses                   3

     Notes to Financial Statements                                  4 - 7

                          Independent Auditor's Report




To the Board of Directors
Value Independent Parts (A Division
of Rainbo Oil Company)
Dubuque, Iowa

We have audited the accompanying statements of net assets acquired of Value Independent Parts (A Division of Rainbo Oil Company) as of November 30, 1999 and 1998, and the related statements of revenues and direct operating expenses for the years then ended. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of net assets acquired and the statements of revenue and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As outlined in Note 1 to the statements, subsequent to year-end, Value Independent Parts (a division of Rainbo Oil Company) was acquired by Rainbo Company LLC.

In our opinion, the statements referred to above present fairly, in all material respects, the statements of net assets acquired of Value Independent Parts (A Division of Rainbo Oil Company) as of November 30, 1999 and 1998, and the statements of revenues and direct operating expenses for the years then ended, in conformity with generally accepted accounting principles.


Dubuque, Iowa
November 21, 2000

                     Value Independent Parts (A Division of
                              Rainbo Oil Company)
                       Statements of Net Assets Acquired
                           November 30, 1999 and 1998

ASSETS                                                      1999         1998
                                                         ----------   ----------
Current Assets
  Cash                                                   $    1,435   $      800
  Trade  Receivables,  Net of Allowance for Doubtful
    Accounts  - 1999: $25,000 and 1998: $20,000           1,128,065      942,002
  Inventory                                               4,256,264    3,481,314
                                                         ----------   ----------
       Total Current Assets                               5,385,764    4,424,116
                                                         ----------   ----------
Property, Plant and Equipment
  Vehicles                                                  414,206      388,246
  Warehouse Equipment                                       123,799      114,609
  Office Equipment                                          161,700      112,198
                                                         ----------   ----------
       Total Property and Equipment                         699,705      615,053
       Less: Accumulated Depreciation                       384,261      286,760
                                                         ----------   ----------
       Property and Equipment, Net                          315,444      328,293
                                                         ----------   ----------
       Net Assets Acquired                               $5,701,208   $4,752,409
                                                         ==========   ==========


                  See Accompanying Notes and Auditor's Report

                     Value Independent Parts (A Division of
                              Rainbo Oil Company)
                       Revenue and Net Operating Expenses
                     Years Ended November 30, 1999 and 1998

                                                      1999              1998
                                                  -----------       -----------
Merchandise Sales                                 $ 8,795,498       $ 7,179,628

Cost of Sales                                       6,529,688         5,276,134
                                                  -----------       -----------
   Gross Profit                                     2,265,810         1,903,494
                                                  -----------       -----------
Direct Operating Expenses
 Salaries and Wages                                 1,606,995         1,257,276
 Other Operating Expenses                             994,784           674,265
 Bad  Debts                                             9,380            10,855
 Depreciation and Amortization                        100,231            79,391
                                                  -----------       -----------
   Total Direct Operating Expenses                  2,711,390         2,021,787
                                                  -----------       -----------
     Operating  (Loss)                            $  (445,580)      $  (118,293)
                                                  ===========       ===========

                  See Accompanying Notes and Auditor's Report

                       Value Independent Parts (A Division
                             of Rainbo Oil Company)

                          Notes to Financial Statements




NOTE 1.  Nature of Business and Significant Accounting Policies

Value Independent Parts (VIP Division) is a division of Rainbo Oil Company principally involved in the retail sale of automotive parts. Rainbo Oil Company is principally involved in the retail sale of gasoline, convenience store items, oil and lube products and the wholesale sale of automobile parts. This distribution is made from warehouse facilities and convenience stores, the majority of which are located in Northeast Iowa, Northwest Illinois and Southwest Wisconsin. The Company's main office is located in Dubuque, Iowa.

   BASIS OF PRESENTATION

      On September 29, 2000, the Value Independent Parts division (VIP Division) of Rainbo Oil Company was acquired by Rainbo Company LLC, an LLC of which Universal Mfg. Co. (Universal) and Rainbo Oil Company's majority stockholder are each 50% members. The accompanying Statements of Net Assets Acquired include only those assets which were acquired by Rainbo Company LLC and the accompanying Statements of Revenues and Direct Operating Expenses include only the revenues and direct operating expenses of VIP Division. Complete financial statements of VIP Division have not historically been prepared and preparation of such statements is not practicable given the occurrence of certain transactions at the Rainbo Oil Company level which cannot be reasonably allocated to VIP Division in order to present complete financial statements. Accordingly, the accompanying Statement of Net Assets acquired excludes certain liabilities (primarily accounts payable and accrued expenses) which were not assumed in the acquisition as well as certain Rainbo Oil Company balances (primarily cash and long-term debt) which were not allocated to VIP Division. Similarly, the accompanying Statement of Revenues and Direct Expenses excludes certain Rainbo Oil Company expenses which were not allocated to VIP Division (primarily interest expense, income taxes and certain other corporate overhead expenses).

The significant accounting policies of the VIP Division are as follows:

   USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

                       Value Independent Parts (A Division
                             of Rainbo Oil Company)

                          Notes to Financial Statements




NOTE 1.  Nature of Business and Significant Accounting Policies  (continued)

   CASH EQUIVALENTS

      For purposes of the statement of cash flows, the VIP Division considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   ACCOUNTS RECEIVABLE

      The accounts receivable arise in the normal course of business. An allowance for bad debts of $25,000 and $20,000 has been established for the years ending November 30, 1999 and 1998, respectively.

   INVENTORIES

      Inventories are valued at the lower of cost (first-in, first-out method) or market.

   PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged directly to income, and expenditures for major replacements and betterments are capitalized. The accumulated depreciation on property and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale and the resulting gain or loss is reflected in income.

      Depreciation is being computed using the declining balance and straight-line methods over the estimated useful lives of the assets as follows:

           Building                                    15 - 40 years
           Station and Equipment                        5 - 15 years
           Autos and Trucks                             3 - 10 years
           Plant and Equipment                          5 - 10 years
           Office  Machines and Equipment               5 - 12 years

   ADVERTISING

      Advertising costs are expensed as incurred. Advertising expense was $1,115 and $748 and $48,049 for the years ended November 30, 1999 and 1998, respectively.

                       Value Independent Parts (A Division
                             of Rainbo Oil Company)

                          Notes to Financial Statements




NOTE 2.  Inventories

Inventories at November 30, 1999 and 1998, consisted primarily of auto parts.

NOTE 3.  Operating Leases, Rent Expense and Related Party Transactions

Value Independent Parts has the following operating leases in effect at November 30, 1999. The lease amounts presented below represent annual lease amounts.


   *  VIP Dubuque                                    $         12,000
      VIP, Rockford                                            13,200
      VIP, Rockford North                                      19,200
      VIP, Cedar Rapids (lease terminated in 1999)             34,300
      Freeport, IL                                             25,920
      Peoria, IL                                               31,292
                                                     ----------------

                                                     $        135,912
                                                     ================

* Lease transaction with Transport Sales Company, an entity related to the Company through common ownership.

The aforementioned leases are month-to-month oral lease agreements. VIP Division also has various equipment leases. The lease terms are generally brief and the leases are cancelable. Total rent expense paid by the VIP Division under all lease agreements was $198,636 and $117,606 for the years ended November 30, 1999 and 1998, respectively.

                       Value Independent Parts (A Division
                             of Rainbo Oil Company)

                          Notes to Financial Statements




NOTE 4.  Retirement Plan

During 1998, the Rainbo Oil Company implemented 401(k) provisions into the existing profit-sharing plan under which employees of the VIP Division are covered. The plan covers employees who reach age, hours, and years of service requirements. Under terms of the plan, the Rainbo Oil Company makes matching contributions equal to 25% of the employee's contribution, not to exceed 4% of eligible compensation. The Rainbo Oil Company can also make discretionary contributions. The VIP Division's portion of the matching contributions to the profit-sharing plan totaled $1,455 and $1,525 for the years ended November 30, 1999 and 1998, respectively.

NOTE 5.  Operating, Investing and Financing Cash Flows

As indicated in Note 1 to the financial statements, Rainbo Oil Company has not historically prepared complete financial statements by division. The following represents VIP Division's cash flows resulting from Net Assets Acquired for the years ended November 30:

                                                    1999              1998
                                              ---------------   ---------------
    Cash Flows from Operating Expenses:
        Depreciation and Amortization         $       100,231   $        79,391
        Loss on Sale of Property & Equipment            -----             9,119
        (Increase) in Receivables                    (186,063)         (429,876)
        (Increase) in Inventory                      (774,950)         (903,601)

    Cash Flows from Investing Activities:
        Purchase of Property & Equipment      $       (87,382)  $      (188,548)
        Proceeds from Sale of Assets                    -----             2,300

VALUE INDEPENDENT PARTS (A DIVISION OF RAINBO OIL COMPANY)
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
EIGHT-MONTH PERIODS ENDED JULY 31, 2000 AND 1999


                                                           2000         1999
                                                       -----------   -----------
Merchandise Sales                                      $ 5,490,504   $ 5,893,871

Cost of Sales                                            3,839,799     4,133,320
                                                       -----------   -----------

  Gross Profit                                           1,650,705     1,760,551
                                                       -----------   -----------

Operating Expenses
  Salaries and Wages                                     1,034,533     1,226,802
  Other Operating Expenses                                 481,089       559,202
  Bad Debts                                                  1,820          (150)
  Depreciation and Amortization                             66,160        67,063
                                                       -----------   -----------

         Total Operating Expenses                        1,583,602     1,852,917
                                                       -----------   -----------

         Operating Income (Loss)                       $    67,103   $   (92,366)
                                                       ===========   ===========

VALUE INDEPENDENT PARTS (A DIVISION OF RAINBO OIL COMPANY)
STATEMENT OF NET ASSETS ACQUIRED (UNAUDITED)
JULY 31, 2000


Current Assets
  Cash                                                               $     2,336
  Accounts Receivable                                                    772,237
  Inventory                                                            3,830,849
                                                                     -----------
      Total current assets                                             4,605,422
                                                                     -----------
Property, Plant and Equipment:
  Vehicles                                                               414,206
  Warehouse Equipment                                                    122,181
  Office Equipment                                                       164,714
                                                                     -----------
                                                                         701,101
  Accumulated Depreciation                                              (445,489)
                                                                     -----------
                                                                         255,612
                                                                     -----------
      Net Assets  Acquired                                           $ 4,861,034
                                                                     ===========

                               UNIVERSAL MFG. CO.
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


On August 31, 2000, Universal Mfg. Co. (Company) signed an agreement with Rainbo Oil Company and its president and majority shareholder (Shareholder) to form Rainbo Company LLC d/b/a Value Independent Parts (Rainbo LLC). Rainbo LLC, of which the Company and Shareholder are each 50% members, was formed for purposes of acquiring and operating the automobile parts distribution division (VIP Division) of Rainbo Oil Company. On September 29, 2000, the Company, through Rainbo LLC, executed an asset purchase agreement to acquire substantially all assets of VIP.

The accompanying unaudited pro forma condensed financial statements as of and for the year ended July 31, 2000 were prepared using the purchase method of accounting, assuming the acquisition occurred on the date of the balance sheet or as of August 1, 1999, the beginning of the most recent fiscal year, for purposes of the statements of income. The pro forma adjustments are based upon currently available information and certain related assumptions.

The unaudited pro forma condensed financial statements are provided for informational purposes only and are not necessarily indicative of the results of future operations or the future financial condition of Universal or the actual results of operations that would have been achieved had the acquisition of VIP Division been consummated as of the beginning of the period presented.

UNIVERSAL MFG. CO.
CONDENSED PRO FORMA BALANCE SHEET (UNAUDITED)
JULY 31, 2000

                                                                                                  Pro Forma
                                                      Universal    VIP Division      Total       Adjustments        Total
                                                    ------------   ------------   ------------   ------------    ------------
ASSETS
Cash and cash equivalents                           $    336,756   $      2,336   $    339,092                   $    339,092
Accounts receivable                                    3,442,410        772,237      4,214,647                      4,214,647
Inventories                                            4,310,809      3,830,849      8,141,658                      8,141,658
Deferred income taxes and other                          321,533           --          321,533                        321,533
                                                    ------------   ------------   ------------   ------------    ------------
       Total current assets                            8,411,508      4,605,422     13,016,930             --      13,016,930
Property, net                                          1,539,092        255,612      1,794,704   $    500,780(a)    2,295,484
                                                    ------------   ------------   ------------   ------------    ------------
       Total assets                                 $  9,950,600   $  4,861,034   $ 14,811,634   $    500,780    $ 15,312,414
                                                    ============   ============   ============   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable                                    $  4,661,174   $       --     $  4,661,174                   $  4,661,174
Accrued expenses                                         220,860           --          220,860                        220,860
Dividends payable                                        122,400           --          122,400                        122,400
                                                    ------------   ------------   ------------   ------------    ------------
       Total current liabilities                       5,004,434           --        5,004,434           --         5,004,434
Long-term debt                                              --             --             --        5,261,814(a)    5,261,814
                                                    ------------   ------------   ------------   ------------    ------------
       Total liabilities                               5,004,434           --        5,004,434      5,261,814      10,266,248
                                                    ------------   ------------   ------------   ------------    ------------
Minority interest                                          7,591           --            7,591        100,000(a)      107,591
                                                    ------------   ------------   ------------   ------------    ------------

STOCKHOLDERS' EQUITY
Common stock                                             816,000           --          816,000           --           816,000
Additional paid-in capital                                17,862           --           17,862           --            17,862
Retained earnings                                      4,104,713      4,861,034      8,965,747     (4,861,034)(a)   4,104,713
                                                    ------------   ------------   ------------   ------------    ------------
       Total stockholders' equity                      4,938,575      4,861,034      9,799,609     (4,861,034)      4,938,575
                                                    ------------   ------------   ------------   ------------    ------------
       Total liabilities and stockholders' equity   $  9,950,600   $  4,861,034   $ 14,811,634   $    500,780    $ 15,312,414
                                                    ============   ============   ============   ============    ============

UNIVERSAL MFG. CO.
CONDENSED PRO FORMA INCOME  STATEMENT  (UNAUDITED)
YEAR ENDED JULY 31, 2000

                                                                      (d)                         Pro Forma
                                                     Universal    VIP Division       Total       Adjustments        Total
                                                   ------------   ------------    ------------   ------------    ------------
Net sales                                          $ 21,631,919   $  8,392,131    $ 30,024,050                   $ 30,024,050

Cost of goods sold                                   17,879,543      6,236,167      24,115,710                     24,115,710
                                                   ------------   ------------    ------------   ------------    ------------

Gross profit                                          3,752,376      2,155,964       5,908,340           --         5,908,340

Selling,general and administrative expenses           3,100,893      2,442,075 (c)   5,542,968   $    100,156 (b)   5,643,124
                                                   ------------   ------------    ------------   ------------    ------------

Income from operations                                  651,483       (286,111)        365,372       (100,156)        265,216

Interest expense                                           --             --              --          447,254 (b)     447,254

Interest and other income                                34,856           --            34,856                         34,856
                                                   ------------   ------------    ------------   ------------    ------------


Income before minority interest and income taxes        686,339       (286,111)        400,228       (547,410)       (147,182)

Minority interest                                         5,606           --             5,606                          5,606
                                                   ------------   ------------    ------------   ------------    ------------


Income before income taxes                              680,733       (286,111)        394,622       (547,410)       (152,788)

Income taxes                                            230,104           --           230,104       (291,732)(b)     (61,628)
                                                   ------------   ------------    ------------   ------------    ------------


Net income                                         $    450,629   $   (286,111)   $    164,518   $   (255,678)   $    (91,160)
                                                   ============   ============    ============   ============    ============


Earnings per share                                 $       0.55                                                  $      (0.11)
                                                   ============                                                  ============

UNIVERSAL MFG. CO.
NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)


(a) To record the assumed purchase price allocation. The pro forma financial statements assume a purchase price of $5,361,814 had the acquisition occurred on July 31, 2000. The actual purchase price on the date of the transaction, September 29, 2000, based on the values of the assets acquired, was approximately $5,160,000. For pro forma financial statement purposes, the July 31, 2000 assumed purchase price was allocated among VIP's acquired assets in the following amounts:

Cash and  cash equivalents   $    2,336
Accounts  receivable            772,237
Inventories                   3,830,849
Property,  net                  756,392
                             ----------
                             $5,361,814
                             ==========

The excess of the purchase price over the net assets acquired has been preliminarily allocated to property and equipment with an estimated useful life of 5 years. The ultimate purchase price allocation will be finalized upon completion of all related asset valuations.

The acquisition was financed through long-term debt borrowings and settlement of amounts due from Shareholder related to its initial Rainbo LLC membership contributions. The Rainbo LLC formation agreement required that both the Company and Shareholder each contribute $100,000 in initial membership contributions to capitalize Rainbo LLC as well as each loan $400,000 to Rainbo LLC. As of the acquisition date, Shareholder had not yet made its required contribution or loan and, accordingly, the cash paid to Shareholder, based on the assumed purchase price, was as follows:

Total purchase price              $5,361,814
Less amounts due from shareholder   (500,000)
                                  ----------
Cash paid to Shareholder          $4,861,814
                                  ==========

The pro forma condensed balance sheet reflects long-term borrowings incurred to finance the $4,861,814 paid to Shareholder, the $400,000 note payable to Shareholder issued in conjunction with his initial membership contribution and the $100,000 of minority interest representing Shareholder's initial $100,000 cash membership contribution.

(b) To record the following pro forma income statement items: (1) additional depreciation expense on property and equipment acquired based on an assumed average remaining life of 5 years, (2) additional interest expense on long-term debt incurred based on an assumed average interest rate of 8.5%,
     (3) income tax benefit from the VIP net loss calculated at the Company's assumed effective tax rate of 35% and (4) income tax benefit resulting from additional depreciation and interest expense calculated at the Company's assumed tax rate of 35%.

(c) Rainbo Oil Company provided VIP Division with certain general management and administrative services. These costs were allocated to VIP Division using allocation methodologies which Rainbo Oil Company management believes represent VIP Division's proportionate share of these costs. The Company's management believes they would have incurred similar costs at substantially the same amounts and accordingly, no pro forma adjustment has been made.

(d) VIP Division's fiscal year-end is November 30. For purposes of the pro forma condensed financial statements, their income statement information has been recast to reflect the 12-month period ended July 31, 2000.